Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals Announces Fourth Quarter and

Year-End 2014 Financial Results

CORAL GABLES, FL, March 16, 2015 — Catalyst Pharmaceutical Partners, Inc. (Catalyst Pharmaceuticals) (Nasdaq: CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today reported financial results for the fourth quarter and year-ended December 31, 2014.

“2014 was a year of great progress for Catalyst, clearly highlighted by the positive results from our pivotal Phase 3 Firdapse™ trial in LEMS,” said Patrick J. McEnany, Chief Executive Officer of Catalyst. “As we look towards the NDA submission for Firdapse™ this year, we continue to build our commercial infrastructure, along with looking for Firdapse™ expansion opportunities to help patients beyond the LEMS indication. We continue to advance the development of our pipeline with results from the CPP-115 Phase 1 trial and the Tourette disorder open label study expected in the second quarter of 2015.”

2014 and Recent Highlights

•	Positive top-line results from the pivotal Phase 3 clinical trial of Firdapse™ for the symptomatic treatment of Lambert-Eaton myasthenic syndrome (LEMS).
•	David D. Muth promoted to Chief Commercial Officer to develop and execute the Company’s strategic plan, including planning for the commercial launch of Firdapse™.
•	Notice of Allowance of U.S. Patent Application for the Reduction or Elimination of Visual Field Defects by treating patients with CPP-115, covers CPP-115 for neurological and psychological uses until 2032.
•	Raised $34.7 million, net of expenses, in a public offering of shares of common stock during February 2015, resulting in pro-forma cash and investments as of December 31, 2014 of approximately $74 million.
•	Orphan drug designation granted for Firdapse™ by the FDA for treatment of patients with Congenital Myasthenic Syndromes (CMS).
•	Encouraging Pre-NDA meeting with the FDA conducted.
•	Launched our Firdapse™ expanded access program. Catalyst is currently enrolling physicians treating LEMS and CMS patients in the expanded access program, which will provide Firdapse™ at no charge to their patients who meet the inclusion/exclusion requirements.

Upcoming Milestones

•	The Company plans to complete a full NDA submission during the 3rd quarter of 2015.

•	Exploration of additional indications for Firdapse™. Catalyst plans to continue to explore additional indications including Myasthenia Gravis caused by antibodies to muscle-specific tyrosine kinase (MuSK MG).

•	The Company is continuing to focus on pre-commercial activities as we plan for an estimated approval / launch of Firdapse™ in 1H 2016.

•	CPP-109: Top-line results from Tourette disorder. An academic investigator sponsored study evaluating CPP-109 for the treatment of Tourette disorder is ongoing at Mt. Sinai and the Company expects to announce topline results in the second quarter of 2015.

•	CPP-115: Catalyst expects to announce topline results from a Phase 1 multiple dose safety and tolerance study in the second quarter of 2015.

Fourth Quarter and Full-Year 2014 Financial Results

For the year ended December 31, 2014, Catalyst reported a GAAP net loss of $15,509,061, or $0.24 per basic and diluted share, compared to a GAAP net loss of $12,154,596, or $0.27 per basic and diluted share, for the 2013 fiscal year. Excluding non-cash expense of $993,866 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $14,515,195, or $0.23 per basic and diluted share for the year ended December 31, 2014. In comparison, Non-GAAP1 net loss for the year ended December 31, 2013 was $10,264,237, or $0.23 per basic and diluted share, which excludes non-cash expense of $1,890,359 attributable to the change in fair value of liability-classified warrants.

For the quarter ended December 31, 2014, Catalyst reported a GAAP net loss of $3,490,030, or $0.05 per basic and diluted share, compared to a GAAP net loss of $1,354,658, or $0.03 per basic and diluted share, for the 2013 fiscal year. Excluding non-cash income of $472,026 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $3,962,056 or $0.06 per basic and diluted share for the fourth quarter of 2014. In comparison, Non-GAAP1 net loss for the fourth quarter of 2013 was $2,684,813, or $0.05 per basic and diluted share, which excludes non-cash income of $1,330,155 attributable to the change in fair value of liability-classified warrants.

Research and development expenses for the year ended December 31, 2014 were $10,117,774, compared to $8,096,774 for the 2013 fiscal year. For the fourth quarter of 2014, research and development expenses were $2,384,241, compared to $2,068,083 in the fourth quarter of 2013. Research and development expenses increased when compared to the same period in 2013 as Catalyst continued to incur expenses related to the Phase 3 trial evaluating Firdapse™ for the treatment of LEMS, costs related to the pre-clinical and clinical testing of both Firdapse™ and CPP-115, costs related to the launch and operation of the Firdapse™ Expanded Access Program and our share of the joint studies being conducted with BioMarin. Catalyst expects research and development expenses will increase in 2015, as we continue our currently planned research and development activities, including the completion of all testing required to submit an NDA for Firdapse™, costs relating to our currently anticipated submission of an NDA for Firdapse™ in the third quarter of 2015, costs relating to the operation of the Firdapse™ Expanded Access Program and costs related to the Phase 1b trial for CPP-115.

[1]	Statements made in this press release include a non-GAAP financial measure. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with generally accepted accounting principles (GAAP). This non-GAAP financial measure is intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measure presented in this press release provides investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. The non-GAAP financial measure in this press release excludes from the calculation of net loss the expense (or the income) associated with the change in fair value of the liability-classified warrants. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by the weighted average common shares outstanding.

General and administrative expenses for the year ended December 31, 2014 totaled $4,473,654, compared to $2,214,884 in the 2013 fiscal year. For the fourth quarter of 2014, general and administrative expenses totaled $1,599,620, compared to $638,840 in the same period in 2013. The increase in general and administrative expenses from prior year consists mainly of increases in headcount, consulting and marketing expenses, as a result of our pre-commercialization efforts during 2014.

Catalyst had no revenues in the year 2014 or 2013.

At December 31, 2014, Catalyst had cash and cash equivalents, certificates of deposit and short-term investments of $39.3 million and no debt. Catalyst believes that its existing capital resources will be sufficient to support its planned operations through 2016.

More detailed financial information and analysis may be found in the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 13, 2015.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), congenital myasthenic syndrome (CMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse™ for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP- 115 to treat infantile spasms, epilepsy, and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse™ for the treatment of LEMS will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, what clinical trials and studies will be required before Catalyst can submit an NDA for Firdapse™ for the treatment of CMS and whether any such required clinical trials and studies will be successful, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasms, post-traumatic stress disorder, Tourette Syndrome or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2014 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

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CATALYST PHARMACEUTICAL PARTNERS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012

Revenues	$—	$—	$—
Operating costs and expenses:
Research and development	10,117,774	8,096,774	2,659,597
General and administrative	4,473,654	2,214,884	2,561,543

Total operating costs and expenses	14,591,428	10,311,658	5,221,140

Loss from operations	(14,591,428)	(10,311,658)	(5,221,140)
Other income, net	76,233	47,421	14,976
Change in fair value of warrants liability	(993,866)	(1,890,359)	1,129,778

Loss before income taxes	(15,509,061)	(12,154,596)	(4,076,386)
Provision for income taxes	—	—	—

Net loss	$(15,509,061)	$(12,154,596)	$(4,076,386)

Net loss per share – basic and diluted	$(0.24)	$(0.27)	$(0.14)

Weighted average shares outstanding – basic and diluted	64,142,534	45,452,447	30,033,108

CATALYST PHARMACEUTICAL PARTNERS, INC.

CONDENSED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$9,096,778	$2,215,958
Certificates of deposit	3,715,383	4,011,576
Short-term investments	26,462,962	17,483,062
Prepaid expenses and other current assets	4,552,698	1,609,442

Total current assets	43,827,821	25,320,038

Property and equipment, net	71,377	40,628
Deposits	8,888	8,888

Total assets	$43,908,086	$25,369,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,814,210	$850,789
Accrued expenses and other liabilities	4,040,816	1,288,820

Total current liabilities	5,855,026	2,139,609
Accrued expenses and other liabilities, non-current	15,839	19,131
Warrants liability, at fair value	2,794,891	1,819,562

Total liabilities	8,665,756	3,978,302

Total stockholders’ equity	35,242,330	21,391,252

Total liabilities and stockholders’ equity	$43,908,086	$25,369,554